Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258259

PROSPECTUS SUPPLEMENT
(To prospectus dated August 9, 2021)

2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares

Warrants to Purchase up to 2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares

Up to 2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares issuable upon exercise of the Warrants

REDHILL BIOPHARMA LTD.

We are offering directly to certain investors (i) 2,144,487 American Depositary Shares (“ADSs”) with each ADS representing 400 of our ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), and (ii) warrants to purchase up to 2,144,487 ADSs (the “Warrants”) pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement dated as of March 29, 2024, by and between us and the investors signatory thereto (the “Securities Purchase Agreement”). The combined purchase price of each ADS and accompanying Warrants is $0.58289. The Warrants are offered together with the ADSs, are immediately separable from the ADSs and will be issued separately, but can only be purchased together in this offering.

Each Warrant is exercisable for one ADS at an exercise price of $0.75 per ADS. The Warrants will be immediately exercisable and will expire on the five-year anniversary of the original issuance date. There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

The ADSs issuable from time to time upon exercise of the Warrants are also being offered by this prospectus supplement and accompanying prospectus. We refer to the ADSs issuable upon exercise of Warrants, the ADSs and Warrants being offered hereby, collectively, as the “securities”.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RDHL.” On March 28, 2024, the last reported sale price of the ADSs on Nasdaq was $0.5299 per ADS.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus supplement under “Risk Factors” beginning on page S-4, on page 10 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

None of the United States Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 29, 2024.

S - i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of the registration statement (No. 333-258259) on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated herein or therein by reference filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering. If anyone provides you with different or inconsistent information, you should not rely on it. We take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering, nor the sale of our securities means that information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering, is correct after their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Information by Reference,” on page S-21 of this prospectus supplement.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus supplement into U.S. dollars using exchange rates in effect at the date of the transactions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.

We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the U.S. who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the U.S. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S - ii

 CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, many of which are beyond our control and cannot be predicted or quantified. In addition, certain sections of this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein contain information obtained from independent industry and other sources that we may not have independently validated. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page S-4 of this prospectus supplement, and certain other matters discussed in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

●	our ability to close a strategic business transactions, including potential divestment of certain of our assets.

●	our ability to obtain additional financing;

●	our reduced revenues, business size and scope, market share and opportunities in certain markets following the sale of our rights to Movantik®;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	the commercialization and market acceptance of our commercial products;

●	our ability to generate sufficient revenues from our commercial products, including obtaining commercial insurance and government reimbursement;

●
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the Food and Drug Administration (“FDA”) or other regulatory authorities;

S - iii

●
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

●	our ability to maintain an appropriate sales and marketing infrastructure;

●	our ability to establish and maintain corporate collaborations;

●
that our current commercial products or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

●	our exposure to significant drug product liability claims;

●	the initiation and completion of any postmarketing studies or trials;

●	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

●	our estimates of the markets, their size, characteristics and their potential for our commercial products and therapeutic candidates and our ability to serve those markets;

●	the successful commercialization of products we in-license or acquire;

●	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

●	the hiring and continued employment of executives, sales personnel, and contractors;

●	our receipt and timing of regulatory clarity and approvals for our commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

●
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our ability to develop or obtain approval for RHB-104 may be adversely impacted if a diagnostic test for MAP will not become available;

●	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

●
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

●	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	the interpretation of the properties and characteristics of our commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

●	the impact of other companies and technologies that compete with us within our industry;

S - iv

●
the scope of protection we are able to establish and maintain for intellectual property rights covering our commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

●	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

●
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

●	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

●	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

●	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

●
our ability to resolve the disputes regarding the alleged events of default under our term loan facility, if not resolved, could harm our financial condition which could materially adversely affect our financial performance;

●	our ability to regain and maintain compliance with the Nasdaq’s listing standards;

●	the effects of the economic and business environment, including unforeseeable events and the changing market conditions caused by the COVID-19 global pandemic; and

●	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate.

We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying prospectus, particularly in the sections entitled “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus supplement represent our views as of the date of this prospectus supplement. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement.

S - v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use, and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the securities being offered hereby. You should carefully read and consider this entire prospectus supplement, the accompanying prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus supplement, including the financial statements and “Risk Factors” starting on page S-4 of this prospectus supplement, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business

We are a specialty biopharmaceutical company, primarily focused on gastrointestinal (“GI”) and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. We also commercialize in the U.S. GI-related products, Talicia® (omeprazole, amoxicillin, and rifabutin) and Aemcolo® (rifamycin) and continue to explore our strategic plans for such products and activities.

Among the therapeutic candidates, we are exploring opaganib is being as a potential treatment for various conditions, including gastrointestinal acute radiation syndrome (“GI-ARS”), COVID-19 and other viruses as part of pandemic preparedness, such as the Ebola virus. Inflammatory conditions and solid tumors are additional areas of focus for opaganib. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness, including the Ebola virus.

Our current pipeline consists of five therapeutic candidates, most of which are in clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed one of our commercial products, Talicia® for specific territories outside the U.S. and we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Nasdaq Minimum Bid Price Requirement

On March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance. The letter states that Nasdaq staff will provide written notification that we have achieved compliance with Rule 5450(a)(1) if at any time before September 9, 2024, the bid price of the ADSs closes at $1.00 per ADS or more for a minimum of ten consecutive business days. In the event that we do not regain compliance with the minimum closing bid price requirement by September 9, 2024, we may be eligible for an additional 180 calendar day period to regain compliance, provided that we meet the continued listing requirement for market value of publicly held shares (“MVPHS”) and all other initial listing standards, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period.

Kukbo Proceedings

We continue our litigation against Kukbo Co. Ltd. (“Kukbo”) which was filed on September 2022 as a result of Kukbo’s default in delivering to RedHill a total of $6.5 million under the Subscription Agreement, dated October 25, 2021 (the “Subscription Agreement”), and the Exclusive License Agreement, dated March 14, 2022 (the “Exclusive License Agreement”). Depositions and discovery are scheduled to be completed on January 30, 2024, after which the parties will proceed to summary judgment and trial if necessary. We plan to continue to rigorously pursue the Kukbo litigation.

January 2024 Offering

On January 26, 2024, we issued to certain institutional investors (i) in a registered direct offering, 10,000,000 ADSs at a purchase price of $0.80 per ADS and (ii) in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 10,000,000 ADSs (together, the “January 2024 Offering”). The warrants have an exercise price of $1.00 per ADS, are exercisable immediately and will expire five years from the date of issuance.

As part of the compensation to H.C. Wainwright & Co., LLC (the “Placement Agent”) in connection with its role as the placement agent in the January 2024 Offering, pursuant to the Engagement Letter by and between us and the Placement Agent, dated January 26, 2024, we issued to the Placement Agent or its designees as compensation in connection with the January 2024 Offering, unregistered warrants to purchase up to an aggregate of 600,000 ADSs at an exercise price of $1.00 per ADS. The warrants issued to the Placement Agent or its designees are exercisable immediately and will expire five years from the commencement of the sales of the January 2024 Offering.

Preliminary Estimated Financial Results for the Year Ended December 31, 2023

While complete financial information and operating data as of and for such period are not yet available, based on the information and data currently available, our preliminary estimated net revenues for the year ended December 31, 2023 were approximately $6.5 million, compared to $61.8 million for the year ended December 31, 2022. This decrease was primarily attributable to the divestiture of Movantik, resulting in the discontinuation of revenue recognition from this product starting from February 2, 2023. Our preliminary estimated net revenues were comprised of contra-revenues of ($2.6) million for Movantik®, primarily from returns, following its divestiture on February 1, 2023, and net revenues from sales of other products (mainly Talicia®) in the U.S. of $9.1 million. Our estimated operating income for the year ended December 31, 2023 was in the range of $12 million to $13 million, compared to an operating loss of $42.8 million in the quarter ended December 31, 2022. The difference was primarily attributable to gains from the transfer of rights in Movantik® and related extinguishment of debt obligations. As of December 31, 2023, our cash, cash equivalents, short-term investments and restricted cash are estimated to be approximately $6.5 million. Our restricted cash as of December 31, 2023 was $0.8 million as required by our credit agreement with HCR Collateral Management, LLC (“HCRM”).

The  preliminary estimates above represent the most current information available to our management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the year ended December 31, 2023,. We are currently preparing our financial results for the year ended December 31, 2023. There is no assurance that our net revenues for the year ended December 31, 2023 or our cash, cash equivalents, short-term investments and restricted cash as of December 31, 2023, to be reported in our financial statements, when finalized and audited, will not differ from the preliminary estimates provided. Any such differences could be material, and accordingly, prospective investors should not place undue reliance on these estimates. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2023. Our financial statements and operating data as of and for the year ended December 31, 2023, will not be available until after this offering is completed.

The preliminary financial data included in this document has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, has not audited, reviewed, compiled or applied agreed upon procedures with respect to the preliminary financial data. Accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. These are preliminary estimates which should not be regarded as a representation by us, our management as to our actual results for the year ended December 31, 2023.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus supplement or the accompanying prospectus. Our registered agent in the U.S. is RedHill Biopharma Inc. (“Redhill U.S.”). The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Raleigh, NC 27617, U.S.A.

THE OFFERING

ADS offered by the us Warrants offered by us
2,144,487 ADSs representing 857,794,800 Ordinary Shares.

We are offering the Warrants to purchase up to 2,144,487 ADSs, representing up to 857,794,800 Ordinary Shares. Each Warrant is exercisable for one ADS at an exercise price of $0.75 per ADS. The Warrants will be immediately exercisable and will expire on the five-year anniversary of the original issuance date. The Warrants may be exercised only for a whole number of ADSs. No fractional ADSs will be issued upon exercise of the Warrants. The ADSs and the Warrants are being sold together in this offering but will be immediately separable upon issuance and must be purchased together in this offering. This prospectus supplement also relates to the offering of up to 2,144,487 ADSs issuable upon exercise of the Warrants. See “Description of Securities We Are Offering.”

Ordinary Shares to be outstanding after this offering The ADSs
12,746,797,800 Ordinary Shares, assuming no exercise of the Warrants being offered hereby.

Each ADS represents 400 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”).

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Use of proceeds	We intend to use the net proceeds from the offering, together with our existing cash and cash equivalents, for working capital, acquisitions and general corporate purposes. See “Use of Proceeds.”

Risk factors
See “Risk Factors” beginning on page S-4 of this prospectus supplement and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Capital Market symbol for ADSs	The ADSs are listed on Nasdaq under the symbol “RDHL.”
Depositary	The Bank of New York Mellon.

The number of Ordinary Shares to be outstanding immediately after the offering, as shown above, is based on 11,889,003,000 Ordinary Shares outstanding as of March 28, 2024. As of March 28, 2024, we had (i) 33,142,800 Ordinary Shares issuable upon the exercise of outstanding options to purchase up to 33,142,800 Ordinary Shares at a weighted average exercise price of $0.64 per share (equivalent to 82,857 ADSs at a weighted average exercise price of $257.70 per ADS), (ii) up to 11,872,091 ADSs issuable upon the exercise of certain warrants to purchase ordinary shares at a weighted exercise price of $1.26 per ADS, and (iii) 166,724 outstanding Restricted Share Units (“RSUs”), each RSU representing one ADS. Unless otherwise stated, outstanding ADS and Ordinary Share information throughout this prospectus supplement excludes such outstanding securities and assumes no exercise of the outstanding options and warrants described above. Except as otherwise indicated, the information in this prospectus supplement, including the number of Ordinary Shares that will be outstanding after this offering, assumes no exercise of the Warrants being offered hereby.

RISK FACTORS

You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2022, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below and incorporated by reference in this prospectus supplement are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below or incorporated by reference in this prospectus supplement, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Litigation

Our financial statements include a going concern reference.  We will need to raise significant additional capital to finance our losses and negative cash flows from operations, and if we were to fail to raise sufficient capital or on favorable terms and/or fail to replace Movantik® with another commercial product on a timely basis or successfully conclude a strategic business transaction, we may need to cease operations. Management has substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the six months ended on June 30, 2023, our net cash used in operating activities was $17.8 million leaving a cash balance of $16.3 million, including $9.1 million of restricted cash under the Credit Agreement, for which HCRM has exercised control rights and to which we do not currently have access, as of December 31, 2023. Because we do not have sufficient resources to fund our operations for the next twelve months from the date of this filing, management has substantial doubt of our ability to continue as a going concern. We have determined that our available cash at December 31, 2023, together with proceeds raised in this offering, will not be sufficient to fund current liabilities and capital expenditure requirements for a period of 12 months from the date of this prospectus supplement. Our operational costs include the payment of the remaining pre-closing liabilities relating to Movantik®, which our subsidiary, RedHill U.S., retained under our agreement with HCRM. for the extinguishment of all our debt obligations under the Credit Agreement in exchange for the transfer of our rights in Movantik® to an affiliate of HCRM. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

We will need to raise significant additional capital to finance our losses and negative cash flows from operations. We are also actively pursuing and in discussions with multiple parties regarding strategic business transactions, including potential divestment of certain of our assets.  If we were to fail to raise sufficient capital or on favorable terms or successfully conclude a strategic business transaction, we may need to cease operations. There are no assurances that we will be able to raise significant additional capital on terms favorable to us or at all, particularly given the current difficult conditions in the capital markets and very low market capitalization which makes it more difficult to raise significant amounts of capital. In addition, following the sale of our rights to Movantik® in 2023, we have lost our primary revenue source and our ability to operate as a financially viable commercial business has been significantly more difficult. Our ability to replace Movantik® with another commercial product, either internal or external, may not occur, and we may never achieve levels of revenue we have achieved through Movantik®, which could have a material adverse effect on our ability to operate as a going concern.”  If we are unsuccessful in achieving sufficient commercial sales of our products, including replacing Movantik® with another commercial product on a timely basis, or in raising sufficient capital, or successfully concluding a strategic business transaction, we will need to reduce activities and curtail or cease operations.

We are actively pursuing and in discussions with multiple parties regarding strategic business transactions, including potential divestment of certain of our assets. There is no assurance that our discussions will result in any strategic business transactions.

We are actively pursuing and in discussions with multiple parties regarding strategic business transactions, including potential divestment of certain of our assets. The success of any such strategic business transactions, including potential divestment of certain of our assets, is subject to various uncertainties, including but not limited to, market and other conditions, negotiations with potential buyers, regulatory approvals, and other factors beyond our control. There is no assurance that our discussions will result in any strategic business transactions. If we are unable to successfully complete strategic business transactions on favorable terms to us, or at all, our ability to strengthen our balance sheet and enhance our strategic focus could be impacted and could have a material adverse effect on our ability to continue to operate as a going concern.

We face risks associated with the lawsuit we initiated against Kukbo. Even if we prevail in the lawsuit against Kukbo, we may need to enforce the judgment in South Korea if Kukbo does not promptly pay the judgment.

On September 2, 2022, we filed a lawsuit against Kukbo in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under the Subscription Agreement, in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the further payment of $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims alleging breach of contract, misrepresentation, and the breach of the duty of good faith and failure dealing. Due to the uncertainties of litigation, we can give no assurance that we will prevail, or that we will be able to collect some or all of the damages awarded to us in the event of a favorable outcome. If we do not prevail in the lawsuit against Kukbo and receive the payments due to us under the Subscription Agreement and Exclusive License Agreement, we may not receive any of the $6.5 million owed to us, or may have to pay associated damages and related expenses and legal fees if Kukbo receives a favorable judgment against us in their counterclaim. The lawsuit against Kukbo may additionally divert management’s attention and resources in preparing for litigation and defending our claim, result in disruptions to our business, and require us to pay legal fees, damages, or associated expenses, all of which could adversely affect our ability to conduct our business.

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS or risk delisting, which would have a material adverse effect on our business.

On March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance. The letter states that Nasdaq staff will provide written notification that we have achieved compliance with Rule 5450(a)(1) if at any time before September 9, 2024, the bid price of the ADSs closes at $1.00 per ADS or more for a minimum of ten consecutive business days. In the event that we do not regain compliance with the minimum closing bid price requirement by September 9, 2024, we may be eligible for an additional 180 calendar day period to regain compliance, provided that we meet the continued listing requirement for market value of publicly held shares (“MVPHS”) and all other initial listing standards, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period.

In the recent past, we did not meet the minimum bid price requirement and only regained compliance with that requirement in April 2023, after completing a ratio change of the ADSs to our non-traded Ordinary Shares from the previous ratio of one ADS representing ten Ordinary Shares to a new ratio of one ADS representing 400 Ordinary Shares. Additionally, in the recent past, we did not meet the MVPHS requirement, and only regained compliance with such requirement by transferring the listing of the ADSs to Nasdaq from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

Risks Related to our Operations in Israel

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel. In addition, Israel faces many threats from more distant neighbors, in particular, Iran. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations or results of operations and could make it more difficult for us to raise capital.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon and an expansion of the attacks on marine vessels in the Red Sea and surrounding waterways by the Houthi movement, which controls part of Yemen, may escalate in the future into a greater regional conflict.

Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Following the October 7, 2023 attacks, the IDF has called up more than 350,000 of its reserve forces to serve. One member of management is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, five members of our management team and 10 of our non-management employees and  are currently located in Israel. Four members of our management team and 10 of our non-management employees are currently located in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. The Israeli government is currently committed to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war. However, there is no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our business.

Furthermore, prior to the attacks by Hamas, the Israeli government was pursuing extensive changes to Israel’s judicial system. This led to protests at various levels domestically, and investment banks and other investors have voiced concerns that the proposed changes may negatively impact the business environment in Israel. This may, in turn, could slow the flow of international investment and negatively affect our business, financial condition and prospects.

Risks Related to the Offering

We will have broad discretion in how to use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our investors.

We will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as the business and the industry that we address evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience immediate and substantial dilution in book value of any ADSs or ADSs that may be issued upon the exercise of any Warrants you purchase.

The effective offering price of the ADSs offered hereby is substantially higher than the net tangible book value per ADS. Therefore, if you purchase securities in this offering, you will pay a price per ADS that substantially exceeds our net tangible book value per ADS after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on the effective offering price of $0.58289 per ADS and accompanying Warrants you will experience immediate dilution of $0.40 per ADS or ADS that may be issued upon the exercise of any Warrants, representing the difference between our pro forma as adjusted net tangible book value per ADS as of June 30, 2023, after giving effect to the Pro Forma Adjustments (as defined in the “Capitalization” section) and this offering. See “Dilution” on page S-11 for a more detailed discussion of the dilution you will incur in connection with this offering.

Future sales of the ADSs, including any ADSs issuable upon the exercise of the Warrants, or the perception that future sales may occur, may cause the market price of the ADSs to decline, even if our business is doing well.

Sales by the ADS holders of a substantial number of ADSs in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of ADSs intend to sell shares, may cause the market price of the ADSs to decline. In addition, we will be issuing in this offering Warrants. To the extent that holders of Warrants sell the ADSs issued upon the exercise of Warrants, the market price of the ADSs may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of ADSs underlying the Warrants may cause shareholders to sell their ADSs, which could cause a further decline in the market price.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs, Ordinary Shares or other securities convertible into or exchangeable for the ADSs or Ordinary Shares at prices that may not be the same as the effective price per ADS in this offering. We may sell ADSs, Ordinary Shares or other securities in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering, and investors purchasing ADSs, Ordinary Shares or other securities in the future could have rights superior to the rights of ADSs holders. The price per share at which we sell additional ADSs, Ordinary Shares or securities convertible or exchangeable into ADSs or Ordinary Shares, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

The Warrants are speculative and may not have any value.

The Warrants being offered by us in this offering have an exercise price of $0.75 per ADS, subject to certain adjustments, and expire five years from the date of issuance. In the event that the market price of the ADSs does not exceed the exercise price of the Warrants during the period when they are exercisable, the Warrants may not have any value.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list any of the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

Holders of the Warrants purchased in this offering will have no rights as ADS holders until such holders exercise such Warrants and acquire the ADSs.

Until holders of Warrants purchased in this offering acquire the ADSs upon exercise thereof, holders of such Warrants will have no rights with respect to the ADSs underlying such Warrants. Upon exercise of any of the Warrants purchased in this offering, such holders will be entitled to exercise the rights of an ADS holder only as to matters for which the record date occurs after the exercise date.

We may not receive any additional funds upon the exercise of the Warrants.

Each Warrant may be exercised by way of a cashless exercise if permitted by the terms of such Warrants, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of ADSs determined according to the formula set forth in the Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Warrants.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of ADSs representing Ordinary Shares in this offering will be approximately $1.15 million, assuming no exercise of the Warrants being issued in this offering, and after deducting estimated offering expenses payable by us in connection with this offering.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for general corporate purposes, including research and development related purposes in connection with our therapeutic candidates, for potential acquisitions and to support commercial operations.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the status of and results from our clinical trials, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. In addition, while we have not entered into any binding agreements or commitments relating to any significant transaction as of the date of this prospectus supplement that we expect to use the net proceeds from this offering, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of June 30, 2023:

•          on an actual basis;

•          on a pro forma basis, after giving effect to (i) the sale of 1,084,923 ADSs and pre-funded warrants (the “July 2023 Pre-funded Warrants”) to purchase up to 217,000 ADSs in the registered direct offering consummated in July 2023 (the “July 2023 Offering”), giving effect to the subsequent exercise in full of the July 2023 Pre-funded Warrants for aggregate cash consideration of $217 and the receipt of the net proceeds of approximately $1.4 million from the July 2023 Offering, after deducting placement agent fees and expenses payable by us, (ii) the Warrant Amendment Agreements, dated July 21, 2023, between us and the investors signatory thereto, entered into in connection with the July 2023 Offering, reducing the exercise price of the warrants issued on May 11, 2022 (as amended, the “May 2022 Warrants”), warrants issued on December 6, 2022 (as amended, the “December 2022 Warrants”), and warrants issued on April 3, 2023 (as amended, the “Class B Warrants”), to $1.80 per ADS, (iii) the exercise of the Class A warrants issued in April 2023 to purchase an aggregate of 1,500,000 ADSs at a reduced exercise price of $1.35 per ADS in July 2023 and issuance of the warrants issued on July 25, 2023 (the “July 2023 Warrant Exercise Transaction”), after deducting placement agent fees and expenses payable by us, (iv) the issuance of warrants to purchase up to 78,115 ADSs issued to the Placement Agent as part of the compensation to the Placement Agent in connection with the July 2023 Offering (the “July 2023 Placement Agent Warrants”), (v) the issuance of warrants to purchase up to 90,000 ADSs issued to the Placement Agent  as part of the compensation to the Placement Agent  in connection with the July 2023 Warrant Exercise Transaction (the “July 2023 Placement Agent Exercise Warrants”), (vi) the exercise of certain of the May 2022 Warrants, the December 2022 Warrants and the Class B Warrants in September 2023 in connection with a warrant reprice and reload letter, dated as of September 28, 2023, and the receipt of net proceeds of approximately $1.8 million (the “September 2023 Warrant Exercise Transaction”) from the exercise of the May 2022 Warrants, the December 2022 Warrants and the Class B Warrants at a reduced exercise price of $0.47 per ADS for cash, after deducting placement agent fees and expenses payable by us, and the issuance of new unregistered warrants to purchase up to an aggregate of 8,603,846 ADSs to the exercising holders in the September 2023 Warrant Exercise Transaction (the “September 2023 Warrants”), and the issuance of warrants to purchase up to an aggregate of 258,115 ADSs issued to the Placement Agent  as part of the compensation in connection with the September 2023 Warrant Exercise Transaction; (vii) the exercise in full of  the September 2023 Warrants in November 2023 and the receipt of aggregate net proceeds of approximately $4.0 million; (viii) the sale of 10,000,000 ADSs and the Warrants to purchase up to 10,000,000 ADSs in connection with the January 2024 Offering, and the receipt of the net proceeds of approximately $7.1 million from the January 2024 Offering, after deducting placement agent fees and expenses payable by us, and (ix) the issuance of warrants to purchase up to 600,000 ADSs issued to the Placement Agent’s designees as partial compensation to the Placement Agent in connection with the January 2024 Offering (the “January 2024 Placement Agent Warrants”) (collectively, the “Pro Forma Adjustments”); and

•          on a pro forma as adjusted basis, after giving effect to the Pro Forma Adjustments and the offer and sale of 2,144,487 ADSs and Warrants to purchase up to an aggregate of 2,144,487 ADSs in this offering at a combined purchase price of $0.58289 per ADS and accompanying Warrant pursuant this prospectus supplement and the accompanying prospectus.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

(In thousands, except share data)	Actual	Pro Forma	Pro Forma As Adjusted
Total debt(1)	$31,566	$40,580	$41,488
Ordinary shares, par value NIS 0.01 per share	4,620	32,226	34,551
Additional paid-in capital	380,860	377,818	375,808
Accumulated deficit	382,009	399,352	399,422
Total shareholders’ equity	$3,471	$10,692	$10,937

Total capitalization and indebtedness	$35,037	$51,272	$52,426

(1)
Includes $28.2 million reported as current liabilities, which mainly consist of allowance for deductions from revenue and accrued expenses and account payable, and $3.4 million reported as non-current liabilities, which mainly consist of lease liabilities and derivative financial instruments. The warrants granted to the investors in (i) the registered direct offering and concurrent private placement of warrants consummated in May 2022, (ii) the underwritten offering consummated in December 2022, (iii) the registered direct offering consummated in March 2023, (iii) the July 2023 Offering, (iv) the July 2023 Warrant Exercise Transaction, (v) the September 2023 Warrant Exercise Transaction, (v) the January 2024 Offering, and (vi) in this offering were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above discussion and table are based on 1,576,783,694 Ordinary Shares outstanding as of June 30, 2023. As of June 30, 2023, prior to giving effect to the Pro Forma Adjustments and this offering, we had (i) 44,061,600 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 110,154 ADSs at a weighted average exercise price of $252.45 per ADS); (ii) 2,059,112,250 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.01 per share (equivalent to 5,147,781 ADSs at a weighted average exercise price of $4.50 per ADS), and (iii) 47,837 outstanding RSUs, each RSU representing one ADS.

DILUTION

If you invest in the ADSs, your interest will be diluted immediately to the extent of the difference between the offering price per ADS you will pay in this offering and our pro forma as adjusted net tangible book value per ADS after giving effect to this offering.

Our net tangible book value as of June 30, 2023, was approximately $(1.8) million, or approximately $(0.47) per ADS. Net tangible book value represents the amount of our total tangible assets minus total liabilities, net of leases presented as right-of-use assets and lease liabilities.

Our pro forma net tangible book value as of June 30, 2023, after giving effect to the Pro Forma Adjustments, would have been approximately $5.4 million, or approximately $0.18 per ADS.

After giving further effect to the issuance and sale of 2,144,487 ADSs and Warrants to purchase up to an aggregate of 2,144,487 ADSs in this offering at a combined purchase price of $0.58289 per ADS and accompanying Warrant, after deducting estimated offering expenses payable by us and assuming no exercise of the Warrants, our pro forma as adjusted net tangible book value as of June 30, 2023, would have been approximately $5.6 million, or $0.18 per ADS. This represents an immediate dilution of approximately $0.40 per ADS to purchasers of the ADSs in this offering, as illustrated by the following table:

Offering price per ADS and accompanying Warrant		$0.58289
Net tangible book value per ADS as of June 30, 2023	$(0.47)
Increase in net tangible book value per ADS attributable to the Pro Forma Adjustments	$0.65
Pro forma net tangible book value per ADS as of June 30, 2023	$0.18
Pro forma, as adjusted net tangible book value per ADS as of June 30, 2023, after giving effect to this offering		$0.18
Dilution in pro forma, as adjusted net tangible book value per ADS to investors purchasing ADSs in this offering		$0.40

The above discussion and table are based on 1,576,783,694 Ordinary Shares outstanding as of June 30, 2023. As of June 30, 2023, prior to giving effect to the Pro Forma Adjustments and this offering, we had (i) 44,061,600 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 110,154 ADSs at a weighted average exercise price of $252.45 per ADS); (ii) 2,059,112,250 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.01 per share (equivalent to 5,147,781 ADSs at a weighted average exercise price of $4.50 per ADS), and (iii) 47,837 outstanding RSUs, each RSU representing one ADS.

Except as otherwise indicated, the information in this prospectus supplement, including the number of Ordinary Shares that will be outstanding after this offering assumes no exercise of the Warrants and no exercise of the outstanding options or warrants described above.

The pro forma and pro forma as adjusted information discussed above is illustrative only. To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that we raise additional capital by issuing equity or convertible debt securities, your ownership will be further diluted.

DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 2,144,487 ADSs and Warrants to purchase up to an aggregate of 2,144,487 ADSs. The following description of the ADSs and Warrants summarizes the material terms and provisions thereof, including the material terms of the ADSs and Warrants we are offering pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus also relates to the offering of ADSs issuable upon exercise, if any, of the Warrants issued in this offering.

Authorized Share Capital. Our authorized share capital is NIS 400,000,000 shares, consisting of (i) 39,994,000,000 registered Ordinary Shares of NIS 0.01 par value each, and (ii) 6,000,000 preferred shares of NIS 0.01 par value each, and as of March 28, 2024, we had 11,889,003,000 Ordinary Shares outstanding (the equivalent of 29,722,507 of the ADSs) and no preferred shares outstanding.

American Depositary Shares

The material terms and provisions of the ADSs and other outstanding securities convertible into or exercisable for ADSs are described in the accompanying prospectus and Exhibit 2.3, Description of Share Capital, to our annual report on Form 20-F for the year ended December 31, 2021, which are incorporated by reference into this prospectus supplement.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is or shall be filed as an exhibit to a Report on Form 6-K which shall be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the Warrants.

Exercise Price and Duration of the Warrants. Each Warrant will have an exercise price per ADS of $0.75. The Warrants are exercisable immediately upon issuance, and at any time thereafter up to the five-year anniversary of the original issuance date. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Ordinary Shares and also upon any distributions of assets, including cash, shares or other property to our shareholders.

Exercisability. The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise. In lieu of fractional shares, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Warrant or round up to the next whole ADS.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system, nor do we have any obligation to do so.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of the ADSs or Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of the ADSs or Ordinary Shares, including any voting rights, until they exercise their Warrants.

Fundamental Transaction. If, at any time while the Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of the Ordinary Shares (including any Ordinary Shares underlying ADSs)  are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), each, a “Fundamental Transaction”, then upon any subsequent exercise of the Warrants, a holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations

General

The following is a summary of the material tax consequences under Israeli law concerning the purchase, ownership and disposition of American Depositary Shares representing Ordinary Shares (collectively, the “Shares”) by persons who acquired the Shares in this offering.

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation that has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership, and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income at the rate of 23% for the 2024 tax year.

Taxation of Shareholders

Capital Gains

Capital gains tax is imposed on the disposition of capital assets by an Israeli resident and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless an exemption is available or unless an applicable double tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus”. “Real Gain” is the excess of the total capital gain over Inflationary Surplus generally computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax.

Real Gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Corporate and individual shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (23% for companies), and a marginal tax rate of up to 50% in 2024 for individuals, including an excess tax (as discussed below).

Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli shareholder may be exempt from Israeli tax under the Israeli Income Tax Ordinance provided (among other conditions) that seller does not have a permanent establishment in Israel to which the generated capital gain is attributed. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a 25% or more interest in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the income or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of the Shares may be exempt from Israeli capital gains tax under the provisions of an applicable double tax treaty. For example, the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, or the U.S.-Israel Double Tax Treaty, exempts a U.S. resident (for purposes of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with the sale of the Shares, provided (among other conditions) that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12-month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; however, under the U.S.-Israel Double Tax Treaty, the taxpayer should be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Double Tax Treaty does not relate to U.S. state or local taxes.

Payers of consideration for the Ordinary Shares, including the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held, are obligated, subject to certain exemptions, to withhold tax upon the sale of Shares at a rate of 25% of the consideration for individuals and corporations.

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid to the Israeli Tax Authority on January 31 and July 31 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, such return need not be filed, and no advance payment must be paid. Capital gains are also reportable on annual income tax returns.

Dividends

Dividends distributed by a company to a shareholder who is an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder, as defined above, at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will generally be exempt from Israeli income tax provided that the income from which such dividend is distributed, derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-Israeli resident (either an individual or a corporation) are generally subject to Israeli withholding tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable double tax treaty. For example, under the U.S.-Israel Double Tax Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation that holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate under The Law for the Encouragement of Capital Investments, 1959, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) and who have taxable income that exceeds a certain threshold in a tax year (NIS 721,560 for 2024, linked to the Israeli Consumer Price Index) will be subject to an additional tax at the rate of 3% on his or her taxable income for such tax year that is in excess of such amount. For this purpose, taxable income includes taxable capital gains from the sale of securities and taxable income from interest and dividends, subject to the provisions of an applicable double tax treaty.

Estate and Gift Tax

Israel does not currently impose estate or gift taxes if the Israeli Tax Authority is satisfied that the gift was made in good faith and on condition that the recipient of the gift is not a non-Israeli resident.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of the ADSs by U.S. Holders, as defined below. This summary addresses solely U.S. Holders who acquire the Securities pursuant to this offering and who hold the Securities as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the terms and conditions contained in the Deposit Agreement and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in the ADSs.

This summary does not address tax considerations applicable to a holder of the ADSs that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies, or notional principal contracts;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	persons or corporations subject to an alternative minimum tax;
•	tax-exempt organizations;
•	traders that have elected mark-to-market accounting;
•	corporations that accumulate earnings to avoid U.S. tax;
•	pension plans;
•	investors that hold the ADSs as part of a “straddle,” “hedge,” or “conversion transaction” with other investments;
•	persons that actually or constructively own 10 percent or more of our Ordinary Shares outstanding by vote or by value;
•	persons that are treated as partnerships or other pass-through entities for U.S. federal income purposes; and
•	U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation, and does not include any discussion of state, local, or foreign tax consequences to a holder of the ADSs. In addition, this summary does not include any discussion of the U.S. federal income tax consequences to any holder of ADSs that is not a U.S. Holder.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local income and other tax consequences of an investment in the ADSs, including the potential effects of any proposed legislation, if enacted.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal tax purposes holds any ADSs, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities or arrangements that are classified as partnerships for U.S. federal tax purposes and persons holding any ADSs through such entities should consult their own tax advisors.

In general, and assuming that all obligations under the Deposit Agreement will be satisfied in accordance with the terms of the Deposit Agreement, if you hold ADSs, you will be treated as the holder of the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying Ordinary Shares represented by those ADSs.

Distributions

If we make any distribution with respect to the Securities, subject to the discussion under “- Passive Foreign Investment Companies” below, the gross amount of any distribution actually or constructively received by a U.S. Holder (through the Depositary) with respect to a Security will generally be taxable to the U.S. Holder as foreign-source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount distributed will include the amount of any Israeli taxes withheld from such distribution, as described above under the caption “Material Tax Considerations-Israeli Tax Considerations.” A U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by us, which deduction is otherwise available to a corporate U.S. Holder in respect of dividends received from a domestic corporation. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Securities. Distributions in excess of such adjusted tax basis will generally be taxable to a U.S. Holder as capital gain from the sale or exchange of property as described below under “-Sale or Other Disposition of ADSs.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, then the distribution will generally be taxable as a dividend. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain qualified dividends received by non-corporate U.S. Holders will be subject to U.S. federal income tax at the preferential long-term capital gains of, currently, a maximum of 20%. This preferential income tax rate is applicable only to dividends paid by a “qualified foreign corporation” that is not a PFIC (as defined below under “- Passive Foreign Investment Companies,”) for the year in which the dividend is paid or for the preceding taxable year, and only with respect to the Securities held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date) and certain other holding period requirements are met. If such holding period requirements are met, dividends we pay with respect to the Securities generally will be qualified dividend income. However, if we were a PFIC, dividends paid by us to individual U.S. Holders would not be eligible for the reduced income tax rate applicable to qualified dividends. As discussed below under “- Passive Foreign Investment Companies,” we do not anticipate being treated as a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable or future taxable years. You should consult your own tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”), including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of ADSs, the Depositary’s) receipt of the dividend, actively or constructively, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss and will not be eligible for the preferential rate applicable to qualified dividend income.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit in your particular situation.

Sale, Exchange, or Other Disposition of ADSs

Subject to the discussion under “- Passive Foreign Investment Companies” below, a U.S. Holder that sells or otherwise disposes of its Securities will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s adjusted basis in the Securities. Such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period of the Securities exceeds one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition of the Securities will be U.S. source gain or loss for purposes of the foreign tax credit limitation. However, if we are a PFIC, any such gain will be subject to the PFIC rules, as discussed below, rather than being taxed as a capital gain. As discussed below in “-Passive Foreign Investment Companies,” we do not anticipate being a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable year and future taxable years.

If a U.S. Holder receives foreign currency upon a sale or exchange of the Securities, gain or loss will be recognized in the manner described above under “- Distributions.” However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

As discussed above under the heading “Material Tax Considerations-Israeli Tax Considerations-Taxation of Shareholders,” a U.S. Holder who holds Securities through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Securities. Any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

Non-corporate U.S. Holders whose income exceeds certain thresholds are required to pay an additional 3.8% tax on their net investment income, which includes dividends paid on the Securities and capital gains from the sale or other disposition of the Securities.

Passive Foreign Investment Companies

The treatment of the Company as a PFIC is based on the value and composition of our assets, and no assurance can be given that we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or future taxable years. We will be considered a PFIC for any taxable year if:

•	at least 75% of our gross income for such taxable year is passive income; or
•
at least 50% of the value of our assets (based on an average of the fair market values of the assets determined at the end of each quarter during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received a proportionate share of the income of such other corporation directly. Passive income generally includes, among other things, dividends, interest, rents, royalties and certain capital gain, but generally excludes rents and royalties that are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs, our PFIC status will also depend in large part on the market price of the Securities, which may fluctuate significantly.

If we are a PFIC for any year during which a U.S. Holder holds any Securities, we generally will be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the Securities, unless we cease to be a PFIC and such U.S. Holder makes a “deemed sale” election with respect to the Securities that such U.S. Holder holds. A U.S. Holder that makes such an election will be deemed to have sold the Securities it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale will be subject to the U.S. federal income tax treatment described below. After the deemed sale election, the Securities with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year for which we are treated as a PFIC with respect to a U.S. Holder, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Securities, unless it makes a “mark-to-market” election or a “qualified electing fund” election discussed below. Distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or its holding period for the Securities will be treated as an excess distribution. Under these special tax rules, if a U.S. Holder receives any excess distribution or realizes any gain from a sale or other disposition of the Securities:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Securities;
•
the amount of excess distribution or gain allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, must be included in the U.S. Holder’s gross income (as ordinary income) for the tax year of the sale or disposition; and

•
the amount allocated to each other year will be subject to the highest marginal tax rate in effect with respect to such U.S. Holder for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to such amounts allocated to each other year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any losses for such years. Additionally, any gains realized on the sale of the Securities cannot be treated as capital gains.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. Holder will be deemed to own its proportionate share of any such subsidiaries that are PFICs, and such U.S. Holder may be subject to the rules described in the preceding two paragraphs with respect to the shares of such subsidiaries that are PFICs it will be deemed to own. As a result, a U.S. Holder may incur liability for any “excess distribution” described above if we receive a distribution from such subsidiaries that are PFICs or if we dispose of, or are deemed to dispose of, any shares in such subsidiaries that are PFICs. You should consult your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If a U.S. Holder makes a mark-to-market election for the ADSs, such U.S. Holder will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such ADSs. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs will apply to distributions by us, except the lower applicable tax rate for qualified dividend income will not apply. If we cease to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “- Sale, Exchange, or Other Disposition of ADSs.”

The mark-to-market election is available only for “marketable stock,” which is a stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or another market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on Nasdaq and, accordingly, provided the ADSs are regularly traded, the mark-to-market election will be available to a U.S. Holder of ADSs if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns the ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by a U.S. Holder. Consequently, a U.S. Holder could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund” election to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualifying Electing Fund) containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file such annual information return could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. You should consult your own tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE IMPACT AND APPLICATION OF THE PFIC RULES ON YOUR INVESTMENT IN THE SECURITIES.

Backup Withholding and Information Reporting

Payments of dividends with respect to the Securities and the proceeds from the sale, retirement, or other disposition of the Securities made by a U.S. paying agent or other U.S. intermediary will generally be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 24%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability or may be refunded provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the Securities, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the Securities.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We entered into a securities purchase agreement, dated March 29, 2024, directly with the investors signatory thereto in connection with the ADSs and the Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus.

The ADSs and the Warrants were offered directly to the investors without a placement agent, underwriter, broker or dealer. The fees and expenses of this offering payable by us are estimated to be approximately $96,759.60. After deducting our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $1.15 million.

The ADSs are traded on Nasdaq under the symbol “RDHL”. We expect to deliver the ADSs and Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus on or about April 3, 2024, subject to customary closing conditions.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$314.60
Legal fees and expenses	70,000
Accountants’ fees and expenses	5,000
Miscellaneous	21,445
Total	$96,759.60

Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1a(3) to the financial statements and which contains an adverse opinion on the effectiveness of the Company's internal control over financial reporting), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.redhillbio.com, our Annual Reports on Form 20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement is also available on our website, www.redhillbio.com.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Securities Exchange Act of 1934, as amended before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	the description of the Ordinary Shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012;
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023; and
•
Reports on Form 6-K filed on our Reports on Form 6-K, furnished with the SEC on January 3, 2023, January 24, 2023, January 25, 2023, January 26, 2023, February 6, 2023, February 15, 2023, February 16, 2023, February 28, 2023, March 6, 2023, March 9, 2023, March 13, 2023, April 28, 2023 (solely with respect to “Financial results for the quarter ended December 31, 2022”, “Financial results for the year ended December 31, 2022” and “Liquidity and Capital Resources”), May 1, 2023, May 4, 2023, May 9, 2023, May 16, 2023 and May 22, 2023, June 12, 2023, June 29, 2023, July 6, 2023, July 21, 2023 (two reports), July 25, 2023 (two reports), July 31, 2023, August 1, 2023, August 8, 2023, August 9, 2023, August 17, 2023, September 5, 2023, September 18, 2023, September 22, 2023, September 29, 2023, October 3, 2023, October 10, 2023,  October 16, 2023, November 14, 2023, November 16, 2023, November 27, 2023, December 1, 2023, December 4, 2023, December 6, 2023, December 12, 2023, December 20, 2023, January 25, 2024, January 25, 2024, January 26, 2024, January 26, 2025, February 13, 2024, February 20, 2024, February 20, 2024, March 5, 2024, March 11, 2024, March 14, 2024, March 20, 2024, March 21, 2024 and April 2, 2024.

In addition, any reports on Form 6-K submitted to the SEC prior to the termination of the offering that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Certain statements in and portions of this prospectus supplement update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$200,000,000 of
American Depositary Shares representing Ordinary Shares,
Ordinary Shares,
Warrants to Purchase American Depositary Shares,
Subscription Rights and/or Units
Offered by the Company

REDHILL BIOPHARMA LTD.

We may offer to the public from time to time in one or more series or issuances American Depositary Shares ("ADSs"), ordinary shares (“Ordinary Shares”), warrants, subscription rights and/or units consisting of two or more of these classes or series of securities. Each ADS represents 10 of our Ordinary Shares.

We refer to the ADSs, Ordinary Shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Market, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

The ADSs are traded on the Nasdaq Global Market under the symbol “RDHL.” The last reported sale price for the ADSs on July 28, 2021, as quoted on the Nasdaq Global Market was $6.61 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 10 and the “Risk Factors” in “Item 3: Key Information - Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2021.

TABLE OF CONTENTS

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $200,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

REDHILL BIOPHARMA LTD.

Overview

We are a specialty biopharmaceutical company, primarily focused on gastrointestinal (“GI”) and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company through our commercial presence in the U.S. that supports current commercialization of products approved for marketing and potential future commercialization of our therapeutic candidates, if approved.

We are currently focused primarily on the commercialization in the U.S. of the GI-related products, Movantik® (naloxegol), Talicia® (omeprazole, amoxicillin, and rifabutin) and Aemcolo® (rifamycin).

In addition, we continue to develop our pipeline of clinical-stage therapeutic candidates, including, among others, the study of our therapeutic candidates, opaganib (ABC294640) and RHB-107 (upamostat), as potential treatments for COVID-19. We look for opportunities to leverage our commercial presence and capabilities in the U.S. to support the potential future launch of our therapeutic candidates currently under development, if approved by the U.S. Food and Drug Administration (“FDA”), or any FDA-approved products that we may acquire or license in the future.

Our therapeutic candidates are designed to exhibit greater efficacy and/or provide improvements over existing drugs in various ways, including by one or more of the following: by improving their safety profile, reducing side effects, lowering the number of administrations, using a more convenient administration form or providing a cost advantage. Our current pipeline consists of six therapeutic candidates, most of which are in late-stage clinical development.

We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our therapeutic candidates has generated meaningful revenues. We plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements outside the U.S. with pharmaceutical companies on a global and territorial basis or, in the case of commercialization in the U.S., independently with our dedicated commercial operations or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing and similar arrangements.

U.S. and global COVID-19 studies with opaganib

Opaganib, a new chemical entity, is a proprietary, first-in-class, orally-administered, sphingosine kinase-2 (SK2) selective inhibitor with observed anticancer, anti-inflammatory, and antiviral activities, targeting multiple oncology, viral, inflammatory, and gastrointestinal indications.

In July 2020, we initiated a global Phase 2/3 clinical trial evaluating opaganib in hospitalized patients with severe COVID-19 pneumonia. This global multi-center, randomized, double-blind, parallel-arm, placebo-controlled trial enrolled a total of 475 patients requiring hospitalization and treatment with supplemental oxygen. The study has been approved in ten countries. On July19, 2021, we announced that we had completed treatment and follow-up of all 475 patients in the trial and that top-line results are expected in the coming weeks. The primary endpoint of the trial is the proportion of patients breathing room air without oxygen support by Day 14. Additional important outcome measures, such as time to discharge from hospital, improvement according to the World Health Organization Ordinal Scale for Clinical Improvement and incidence of intubation and mortality, will also be captured in the follow-up period of up to six weeks. The trial has received four independent DSMB recommendations to continue following unblinded safety reviews and a futility review.

In December 2020, we announced that our randomized, double-blind, placebo-controlled U.S. Phase 2 trial with opaganib in patients hospitalized with COVID-19 pneumonia demonstrated preliminary top-line positive safety and efficacy data. The trial, which was not powered for statistical significance, enrolled 40 patients requiring hospitalization and supplemental oxygen.

In June 2021, we announced the presentation of the findings from the 40-patient U.S. phase 2 trial, including:

•          50.0% of patients treated with opaganib (n=22) reached room air by Day 14 compared to 22.2% in the placebo group (n=18). The benefit of reaching room air by Day 14 for patients on opaganib was maintained regardless of whether or not the patients were also receiving dexamethasone and/or remdesivir.

• 86.4% of patients treated with opaganib were discharged from hospital by Day 14 compared to 55.6% of patients treated with placebo.
• Median time to discharge was 6 days for the opaganib group compared to 7.5 days for the placebo group.
•          81.8% of opaganib patients achieved a 2-point improvement in the WHO Ordinal Scale compared to 55.6% of patients in the placebo group – achieved in a median time of 6 days versus 7.5 days, respectively.

• No significant differences in safety-related measures between the two groups (with diarrhea being the main treatment-emergent difference in tolerability) were observed.

Opaganib was originally developed by U.S.-based Apogee Biotechnology Corp. (“Apogee”) and completed multiple successful preclinical studies in oncology, inflammation, GI, and radioprotection models, as well as a Phase 1 clinical trial in cancer patients with advanced solid tumors and an additional Phase 1 trial in multiple myeloma.

Opaganib received orphan drug designation from the FDA for the treatment of cholangiocarcinoma and is also being evaluated in a Phase 2a trial in advanced cholangiocarcinoma and in a Phase 2 trial in prostate cancer.

Preclinical data have demonstrated both anti-inflammatory and antiviral activities of opaganib, demonstrating the potential to reduce inflammatory lung disorders, such as pneumonia, and mitigate pulmonary fibrotic damage. Opaganib demonstrated potent antiviral activity against SARS-CoV-2, the virus that causes COVID-19, completely inhibiting viral replication in an in vitro model of human lung bronchial tissue. Additionally, preclinical in vivo studies have demonstrated that opaganib decreased fatality rates from influenza virus infection and ameliorated Pseudomonas aeruginosa-induced lung injury by reducing the levels of IL-6 and TNF-alpha in bronchoalveolar lavage fluids.

In June 2021, we announced that preliminary results from a preclinical study with opaganib demonstrate potent inhibition of COVID-19 variants of concern by opaganib. Working with the University of Louisville Center for Predictive Medicine, opaganib was studied in a 3D tissue model of human bronchial epithelial cells (EpiAirway™) to evaluate the in vitro efficacy of opaganib in inhibiting the Beta (South African) and Gamma (Brazilian) SARS-CoV-2 variants. Preliminary results showed potent inhibition of both the Beta and Gamma variants by opaganib at non-cytotoxic doses. Based on opaganib’s unique host-targeted mechanism and the preliminary results of this study, we believe opaganib is likely to also maintain its activity against emerging variants, including the Delta and Delta Plus variants.

Under a compassionate use program, seven COVID-19 patients (as classified by the WHO ordinal scale) were treated with opaganib in a leading hospital in Israel. Analysis of treatment outcomes from the five patients included in the final published analysis suggested substantial benefit to patients treated with opaganib under compassionate use in both clinical outcomes and inflammatory markers as compared to a retrospective matched case-control group from the same hospital. All patients in the opaganib-treated group were discharged from hospital on room air without requiring intubation and mechanical ventilation, whereas 33% of the matched case-control group required intubation and mechanical ventilation. Median time to weaning from high-flow nasal cannula was reduced to 10 days in the opaganib-treated group, as compared to 15 days in the matched case-control group.

The development of opaganib for indications non-related to COVID-19 has been supported by grants and contracts from U.S. federal and state government agencies awarded to Apogee, including from the U.S. National Cancer Institute (NCI), Biomedical Advanced Research and Development Authority (BARDA), the U.S. Department of Defense and the FDA Office of Orphan Products Development. In September 2020, Apogee was awarded a grant from Pennsylvania’s COVID-19 Vaccines, Treatments and Therapies Program, which supports the rapid advancement of promising novel COVID-19 therapies.

In May 2021, we announced receipt of a Notice of Allowance for a U.S. patent application covering the use of opaganib for the treatment of COVID-19 with a term extending until at least 2041. We also previously announced that we had signed collaborations with several U.S., European and Canadian suppliers, including with Cosmo Pharmaceuticals for large-scale ramp-up of opaganib manufacturing, further strengthening manufacturing capabilities and capacity of opaganib.

In view of the completion of enrollment, treatment and follow up for our global Phase 2/3 clinical trial evaluating opaganib in hospitalized patients with severe COVID-19 pneumonia, we maintain ongoing discussions with the FDA, the European Medicines Agency (EMA) and other regulators, on potential pathways to approval for opaganib with a focus on those countries currently most affected by COVID-19. The next steps will be guided by the results of the global Phase 2/3 trial.

Discussions are also ongoing with potential partners who are interested in the rights to opaganib in various countries.

The regulatory path, including potential submissions of emergency use applications in those countries, is subject to the data generated by the ongoing Phase 2/3 trial, as well as the specific requirements in each country. The strength of the safety and efficacy data generated from the opaganib studies will be key to regulatory applications. Additional studies to support the potential of such applications and the use or marketing of opaganib are likely to be required. For example, the FDA has indicated we will need to complete additional studies to support applications in the U.S. Evaluations and discussions continue with the FDA, EMA and regulators in other countries.

Our Approved and Commercial Products in the U.S.

We have established the headquarters of our U.S. commercial operations in Raleigh, North Carolina. Our U.S. operations promote Movantik® for opioid-induced constipation in adults, Talicia® for the treatment of H. pylori infection in adults and Aemcolo® for the treatment of travelers’ diarrhea in adults. We also expect our U.S. operations to serve as the platform for potential launch of our proprietary, late-clinical stage therapeutic candidates in the U.S., if approved by the FDA, and potential in-licensed or acquired commercial-stage products in the U.S.

During 2020, we expanded our sales force from approximately 40 sales representatives to approximately 100 sales representatives. We commercially launched Talicia® in March 2020 and initiated our commercialization activities for Movantik® in April 2020.

Movantik®

In April 2020, we acquired from AstraZeneca AB (“AstraZeneca”) worldwide rights (excluding Europe and Canada) to commercialize and develop Movantik® (naloxegol), pursuant to a license agreement, dated February 23, 2020 (the “AstraZeneca License Agreement”), and in October 2020 we obtained the rights to commercialize and develop Movantik® in Israel. Movantik® is a proprietary once-daily oral peripherally acting mu-opioid receptor antagonist (PAMORA) approved by the FDA for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent (e.g. weekly) opioid dosage escalation. We initiated our U.S. commercialization activities for Movantik® in April 2020.

Movantik® received FDA approval on September 16, 2014, for the treatment of OIC in adult patients with chronic non-cancer pain. Its label was later updated to include patients with chronic pain related to prior cancer or its treatment who do not require frequent (e.g. weekly) opioid dosage escalation. In the AstraZeneca License Agreement, we agreed to assume responsibility for completing any postmarketing requirements or commitments that may be required to retain approval. Accordingly, we will be required to continue the postmarketing observational epidemiologic study to evaluate the major adverse cardiovascular events (MACE) of Movantik®.

In August 2020, we announced that we had replaced the 2015 Movantik® co-commercialization agreement with Daiichi Sankyo, Inc. (Daiichi Sankyo) (assigned under the agreement with AstraZeneca), with a new royalty-bearing agreement. Under the terms of the new agreement, we bear all responsibilities and costs for commercializing Movantik® in the U.S. During the term of the new agreement, we pay Daiichi Sankyo a mid-teen royalty rate on net sales of Movantik® in the U.S., in addition to three annual lump sum payments, starting in the fourth quarter of 2021 and ending in 2023.

In July 2020, we amended the AstraZeneca License Agreement, whereby the parties agreed to postpone the non-contingent payment of $15.0 million by us to December 2021 and to increase the amount due by $0.5 million.

In July 2021, we announced that one of America’s largest payors, serving many Blue Cross and Blue Shield Plans and more than 30 million members, had added Movantik® as a preferred brand with no restrictions to its National Formulary and as a preferred brand on its other commercial formularies starting July 1, 2021. Movantik®’s total commercial coverage now extends to 152 million American patient lives.

Talicia® (omeprazole, magnesium, amoxicillin, and rifabutin) delayed-release capsules 10 mg/250 mg/12.5 mg

Talicia® is designed to address the high resistance of H. pylori bacteria to the antibiotics commonly used in current standard-of-care therapies. Talicia®’s approval was supported, in part, by the results of two positive Phase 3 trials in the U.S. for the treatment of H. pylori-positive adult patients complaining of epigastric pain and/or discomfort. The confirmatory Phase 3 trial of Talicia® demonstrated 84% eradication of H. pylori infection with Talicia® vs. 58% in the active comparator arm (p<0.0001). Further, in an analysis of data from this trial, it was observed that subjects with measurable blood levels of drug at visit 3 (approximately day 13) had response rates of 90.3% in the Talicia® arm vs. 64.7% in the active comparator arm.

Talicia® is designed to address the high resistance of H. pylori bacteria to the antibiotics commonly used in current standard-of-care therapies. Talicia®’s approval was supported, in part, by the results of two positive Phase 3 trials in the U.S. for the treatment of H. pylori-positive adult patients complaining of epigastric pain and/or discomfort. The confirmatory Phase 3 trial of Talicia® demonstrated 84% eradication of H. pylori infection with Talicia® vs. 58% in the active comparator arm (p<0.0001). Further, in an analysis of data from this trial, it was observed that subjects with measurable blood levels of drug at visit 3 (approximately day 13) had response rates of 90.3% in the Talicia® arm vs. 64.7% in the active comparator arm.

We believe that Talicia® may offer a significant benefit over other currently approved drugs in part because of the resistance profile demonstrated in our Phase 3 program, which showed no bacterial resistance to rifabutin and high resistance to clarithromycin and metronidazole.

Talicia® is the first product we developed that was approved for marketing in the U.S. Talicia® was approved by the FDA on November 1, 2019, and we launched Talicia® in the U.S. in March 2020.

In November 2014, Talicia® was granted Qualified Infectious Disease Product (QIDP) designation by the FDA. Under its QIDP designation, Talicia® is eligible for an additional five years of U.S. market exclusivity, on top of the standard exclusivity period, for a total of eight years of market exclusivity.

In July 2021, we announced that OptumRx, part of the UnitedHealth Group - a leader in healthcare coverage serving more than 26 million Americans, had added Talicia to its Commercial Formulary as an unrestricted brand for H. pylori treatment, effective July 1, 2021. Patient access to Talicia now extends to greater than 8 out of 10 covered U.S. commercial lives.

Aemcolo®

Aemcolo®, containing 194 mg of rifamycin, is an orally administered, minimally absorbed antibiotic that is delivered to the colon, approved by the FDA in 2018 for the treatment of travelers’ diarrhea caused by non-invasive strains of E. coli in adults (“Travelers’ Diarrhea”). In October 2019, we entered into a license agreement with a wholly-owned subsidiary of Cosmo Pharmaceuticals N.V. (“Cosmo”) pursuant to which we were granted exclusive rights to commercialize Aemcolo® in the U.S. In December 2019, we launched the commercialization of Aemcolo® in the U.S.

Aemcolo® received FDA approval on November 16, 2018, for the treatment of travelers’ diarrhea caused by noninvasive strains of E. coli in adults. Cosmo transferred the Aemcolo® New Drug Application (NDA) and the IND to RedHill Biopharma Inc., which were accepted on November 27, 2019. This acceptance also includes a commitment to complete any postmarketing requirements or commitments related to the NDA. There are two pediatric studies that are required to be completed to satisfy the PREA requirements:

•
Conduct a randomized, placebo-controlled study to evaluate the safety, tolerability, and efficacy of Aemcolo® (rifamycin) for the treatment of travelers’ diarrhea in children from 6 to 11 years of age.

•
Conduct a randomized, placebo-controlled study to evaluate the safety, tolerability, and efficacy of Aemcolo® (rifamycin) for the treatment of travelers’ diarrhea in children from 12 to 17 years of age.

In October 2017, the FDA granted QIDP and Fast Track designations for Aemcolo®. With the QIDP designation, intended for antibacterial or antifungal drugs that treat serious or life-threatening infections, together with new chemical entity (NCE) designation, Aemcolo® enjoys marketing exclusivity until 2028. Due to the significant decrease in travel as a result of the pandemic, the travelers’ diarrhea market has been significantly impacted, and we have not generated meaningful revenues from the sale of Aemcolo®. We do not expect Aemcolo® to generate meaningful revenues until U.S. international travel returns to pre-COVID-19 pandemic levels, if at all, and there can be no assurance that we will generate meaningful revenues upon return of U.S. international travel to pre-pandemic levels.

RedHill has implemented plans, including re-launching active field promotion of Aemcolo®, to support, and build on, the initial momentum that Aemcolo® was generating pre-COVID-19 travel restrictions.

We continue to pursue the acquisition of additional commercial products, including, without limitation, through licensing or promotion transaction, asset purchase, joint venture with, acquisition of, or merger with or other business combination with, companies with rights to commercial GI and other relevant assets and are continuously working to expand U.S.-managed care access and coverage to our commercial products, where appropriate. We plan to pursue such opportunities in the U.S. and, if available, in other jurisdictions; however, we intend to focus our commercial activities in the U.S.

Recent Developments on our Therapeutic Product Candidates

RHB‑204

RHB‑204 is a patented fixed-dose oral capsule containing a combination of three antibiotics developed for the treatment of pulmonary Mycobacterium avium Complex (MAC) disease in adults with nodular bronchiectasis (also referred to hereafter as pulmonary nontuberculous mycobacteria (NTM) disease caused by MAC). Each capsule contains clarithromycin, clofazimine, and rifabutin, at doses distinct from RHB‑104.

In November 2020, we initiated our Phase 3 trial to evaluate the efficacy and safety of RHB-204 in adults with pulmonary NTM disease caused by MAC infection. This multi-center, randomized, double-blind, two-part, placebo-controlled, parallel-group Phase 3 trial is planned to be conducted at up to 40 sites across the U.S. Study endpoints include sputum culture conversion at month six of treatment with RHB-204, compared to placebo and Quality of Life questionnaire, including improvements in physical functioning, respiratory symptoms and fatigue. An interim sample size re-estimate is planned once the study reaches approximately 50% enrollment.

In January 2017, we announced that RHB‑204 had been granted QIDP designation by the FDA for the treatment of pulmonary NTM disease, including eligibility for Priority Review, Accelerated Approval and an extended market exclusivity period, if approved for marketing in the U.S. In October 2020, we announced that the FDA granted RHB-204 Orphan Drug designation which, together with the QIDP designation will extend U.S. market exclusivity to a total of 12 years, if RHB-204 is approved by the FDA. In January 2021, we announced that the FDA granted RHB-204 Fast Track designation, allowing RedHill access to early and frequent communications with the FDA, to expedite the RHB-204 development program, and to a rolling review of an NDA.

RHB-107

RHB-107 (formerly Mesupron) (INN: upamostat) is a proprietary, first-in-class, orally-administered potent inhibitor of several serine proteases. We are developing this investigational new drug as a potential treatment for symptomatic COVID-19 patients that do not require hospitalization. In addition, we believe RHB-107 has potential in targeting cancer, inflammatory lung diseases and gastrointestinal diseases. In November 2020, we announced that the FDA had cleared our IND application for a U.S. Phase 2/3 trial evaluating RHB-107 in non-hospitalized patients with symptomatic COVID-19 who do not require supplemental oxygen. In December 2020, we submitted an amendment to the protocol for that trial, addressing FDA comments. In February 2021, we announced that the first patient had been dosed in the trial. This multicenter, randomized, double-blind, placebo-controlled, parallel-group trial will evaluate the safety and efficacy of RHB-107. The first part of the trial is designed for dose selection and is planned to enroll 60 patients. The second part of the trial is planned to enroll 250 patients and will evaluate time to sustained recovery from illness as the primary endpoint. Each patient will be tested for specific viral strain. Several secondary and exploratory endpoints will also be assessed.

In May 2021, we announced the receipt of a notice of allowance from the USPTO covering RHB-107 as a method for the treatment of COVID-19 caused by the SARS-CoV-2 virus.

Expanded Access Program (EAP)

We have adopted an Expanded Access Program (“EAP”), allowing patients with life-threatening diseases potential access to our investigational new drugs that have not yet received regulatory marketing approval. Expanded access (sometimes referred to as “compassionate use”) is possible outside of our clinical trials, under certain eligibility criteria, when a certain investigational new drug is needed to treat a life-threatening condition and when there is some clinical evidence suggesting that the drug might be effective for that condition. Patients who qualify for our EAP do not meet the eligibility criteria or are incapable of participating in our clinical trials for such therapeutic candidates or there is no clinical trial accessible to such patients. Following the adoption of the program, we continue to receive patient requests to obtain access to our investigational drugs. Subject to the evaluation of eligibility and all other necessary regulatory, reporting and other conditions and approvals required in all relevant jurisdictions, we provide certain patients with an investigational new drug under the EAP.

January 2021 Underwritten Offering

On January 14, 2021, we closed an underwritten offering of 3,188,776 ADSs at a public offering price of $7.84 per ADS, for total net proceeds of approximately $23.1 million, after deducting underwriting discounts and commissions and approximated offering expenses payable by us in connection with the offering.

March 2021 Underwritten Offering

On March 4, 2021, we closed an underwritten offering of 4,375,000 ADSs at a public offering price of $8.00 per ADS, for total net proceeds of approximately $32.8 million, after deducting underwriting discounts and commissions and approximated offering expenses payable by us in connection with the offering. On March 11, 2021, and on March 16, 2021, the underwriter exercised its overallotment option and accordingly we issued an additional 272,433 ADSs for total net proceeds of approximately $2.0 million, after deducting underwriting discounts and commissions.

Recent Developments

In March 2021 we announced that RedHill Biopharma Inc., AstraZeneca AB and AstraZenca Pharmaceuticals LP and Nektar Therapeutics entered into a settlement and license agreement with MSN Pharmaceuticals, Inc. and MSN Laboratories PVT. LTD. (“MSN”) resolving their patent litigation in the U.S. in response to MSN’s Abbreviated New Drug Application (“ANDA”) seeking approval by the US. FDA to market a generic version of Movantik®. Under the terms of the settlement agreement, MSN may not sell a generic version of Movantik® in the U.S. until October 1, 2030 (subject to U.S. FDA approval) or earlier under certain circumstances. The parties to the settlement agreement have also agreed to file a stipulation and order of dismissal with the U.S. District Court for the District of Delaware which will conclude this litigation with respect to MSN. As required by law, the parties will submit the settlement agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review. The settlement with MSN did not end RedHill’s ongoing litigation against the other two ANDA filers.

In July 2021, we announced that RedHill Biopharma Inc., AstraZeneca AB and AstraZeneca Pharmaceuticals LP and Nektar Therapeutics have entered into a settlement and license agreement with Apotex, Inc. and Apotex Corp. (“Apotex”) resolving their patent litigation in the U.S. in response to Apotex’s Abbreviated New Drug Application (“ANDA”) seeking approval by the US. FDA to market a generic version of Movantik®. Under the terms of the settlement agreement, Apotex may not sell a generic version of Movantik® in the U.S. until October 1, 2030 (subject to U.S. FDA approval) or earlier under certain circumstances. The parties to the settlement agreement also agreed to file a stipulation and order of dismissal with the U.S. District Court for the District of Delaware which will conclude this litigation with respect to Apotex. As required by law, the parties will submit the settlement agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review. The settlement with Apotex did not end RedHill’s ongoing litigation against the other one ANDA filer.

 Summary of Risk Factors

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section, including the “Item 3. Key Information – Risk Factors” in our Annual Report on Form 20-F for the year-ended December 31, 2020, in full.

●
Our pursuit of treatments for SARS-CoV-2 (the virus that causes COVID-19) infection in patients entails a high level of uncertainty. We have conducted limited testing of both opaganib and RHB-107 and cannot assure you that either of them will prove to be a safe and effective treatment for COVID-19 or will be approved for marketing or Emergency Use Authorization by the FDA or other regulatory authorities.

●
If we are successful in developing a COVID-19 therapeutic, we may need to devote significant resources to our manufacturing scale-up and large-scale deployment, including for use by the U.S. or other governments. If one of our COVID-19 therapeutic candidates is approved for marketing we may also need to devote significant resources to further expand our U.S. sales and marketing activities and increase or maintain personnel to accommodate sales in the U.S.

●	The ongoing COVID-19 pandemic may adversely affect our business, revenues, results of operations and financial condition.

●
Our current working capital is not sufficient to commercialize our current commercial products or to complete the research and development with respect to any or all of our therapeutic candidates. We may need to raise additional capital to achieve our strategic objectives and to execute our business plans, and our failure to raise sufficient capital or on favorable terms would significantly impair our ability to fund the commercialization of our current commercial products, therapeutic candidates, or the products we may commercialize or promote in the future, attract development or commercial partners or retain key personnel, and to fund operations and develop our therapeutic candidates.

●	Our long-term capital requirements are subject to numerous risks.

●
Our term loan facility imposes significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and may restrict our operational flexibility, and our failure to comply with the restrictive covenants in our term loan facility could have a material adverse effect on our business.

●	We may be unable to generate sufficient cash flow to make the required payments under the term loan facility or to adhere to other requirements under the term loan facility.

●
The indebtedness under our term loan facility is secured by substantially all of the current and future assets of RedHill Biopharma Inc., all of our assets related in any material respect to Talicia®, and all of the equity interests of RedHill Biopharma Inc. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or t holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

●
If we or our future development or commercialization partners are unable to obtain or maintain the FDA or other foreign regulatory clearance and approval for our commercial products or therapeutic candidates, we or our commercialization partners will be unable to commercialize our current commercial products, products we may commercialize or promote in the future or our therapeutic candidates, upon approval, if any.

Corporate Information

Our principal executive offices are located at 21 Ha’arba’a Street, Tel Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on our web site is included as an inactive textual reference only and does not constitute part of this prospectus. Our registered agent in the United States is RedHill Biopharma Inc. The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Suite 200, Raleigh, NC 27617.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption "Item 3: Key Information - Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2020, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which is incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	our ability to obtain additional financing;
•	our receipt and timing of regulatory clarity and approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;
•
the initiation, timing, progress, and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;
•	our reliance on third parties to conduct key portions of our clinical trials, including data management services, and the potential for those third parties to not perform satisfactorily;
•	our ability to establish and maintain corporate collaborations;
•
that products we promote or commercialize may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for our products;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;
•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates or commercial products;
•	the properties and characteristics of our therapeutic candidates and of the results observed with our therapeutic candidates in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, therapeutic candidates and commercial products;
•	the impact of other companies and technologies that compete with us within our industry;
•	our estimates of the markets, their size, characteristics and their potential for our therapeutic candidates and commercial products and our ability to serve those markets;
•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;
•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our ability to implement and maintain network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats; and
•	the impact of the political and security situation in Israel on our business.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

CAPITALIZATION

The table below sets forth our total capitalization as of March 31, 2021. The financial data in the following table should be read in conjunction with our financial statements and notes thereto incorporated by reference herein.

As of March 31, 2021
Actual U.S. dollars
(in thousands)

Total debt (1)	$167,082
Ordinary shares, par value NIS 0.01 per share	1,309
Additional paid-in capital	354,057
Accumulated deficit	(302,325)
Total shareholders’ equity	53,041
Total capitalization	$220,123

(1)
Includes $66,629 thousand of current liabilities, which is mainly accounts payable, allowance for deductions from revenues and accrued expenses and $100,453 thousand under non-current liabilities, mainly borrowing and payable in respect of intangible assets purchase.

OFFER AND LISTING DETAILS

The ADSs were traded on the Nasdaq Capital Market under the symbol “RDHL” from December 27, 2012 to July 20, 2018, and have since that date been listed on the Nasdaq Global Market under the same symbol. Our Ordinary Shares were traded on the TASE under the symbol “RDHL” from February 2011 to February 2020, when we voluntarily delisted the Ordinary Shares from trading on the TASE, effective February 13, 2020. They are listed but are not traded on the Nasdaq Global Market in connection with the ADSs.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes in connection with our therapeutic candidates, for potential acquisitions and to support commercial operations.

DESCRIPTION OF ORDINARY SHARES

A description of our Ordinary Shares can be found in Exhibit 2.3 to our Annual Report on Form 20-F filed with the SEC on March 18, 2021.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

A description of the ADSs, each of which represents 10 of our Ordinary Shares, can be found in Exhibit 2.3 to our Annual Report on Form 20-F filed with the SEC on March 18, 2021.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ADS and/or Ordinary Shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued and exercised;
•	the currency or currencies in which the price of such warrants will be payable;
•	the securities purchasable upon exercise of such warrants;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	any material Israeli and United States federal income tax consequences;
•	the anti-dilution provisions of the warrants, if any; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our Ordinary Shares and/or ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each shareholder;
•	the number and terms of the Ordinary Shares and/or ADSs which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 17. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 17. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;
•	to or through one or more underwriters on a firm commitment or agency basis;
•	through put or call option transactions relating to the securities;
•	in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act;
•	through broker-dealers;
•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;
•	through any other method permitted pursuant to applicable law; or
•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.
•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, Ordinary Shares or ADSs may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our Ordinary Shares or ADSs to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Ordinary Shares or ADSs on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any Ordinary Shares or ADSs sold will be sold at prices related to the then prevailing market prices for our Ordinary Shares or ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Ordinary Shares, ADSs or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Gross & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). These SEC filings are also available to the public from commercial document retrieval services.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	the description of our Ordinary Shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012;
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021; and
•
reports on Form 6-K filed on March 22, 2021, March 25, 2021, April 9, 2021, May 20, 2021, May 21, 2021, May 24, 2021, May 26, 2021 (two filings), May 27, 2021, June 7, 2021, June 9, 2021, June 10, 2021, June 17, 2021, June 21, 2021, June 28, 2021, July 13, 2021, July 19, 2021, July 20, 2021, July 22, 2021, and July 26, 2021 (in each case only to the extent provided in such Form 6-K).

In addition, any reports on Form 6-K we submit to the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

OFFERING EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

SEC registration fees		$13,066
FINRA fees		$-
Legal fees and expenses	$	*
Accountants’ fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

___________________
* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares

Warrants to Purchase up to 2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares

Up to 2,144,487 American Depositary Shares representing 857,794,800 Ordinary Shares issuable upon exercise of the Warrants

REDHILL BIOPHARMA LTD.

PROSPECTUS SUPPLEMENT

March 29, 2024